EXHIBIT 99.1

Confirmation  of  Receipt  of  Representations  Letter  from Arthur Andersen LLP

April 8,  2002


IRT  Property  Company
200  Galleria  Parkway,  Suite  1400
Atlanta,  Georgia  30339




United  States  Securities  and  Exchange  Commission
450  5th  Street,  N.W.
Washington,  DC  20549

To  Whom  It  May  Concern:

Arthur Andersen LLP has audited the consolidated financial statements of IRT Property Company and its subsidiaries as of December 31, 2001 and for the year then ended and has issued its report thereon dated January 24, 2002. Arthur Andersen has represented to us that this audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. The availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.


IRT  PROPERTY  COMPANY



By:/s/  James  G.  Levy
   --------------------
     James  G.  Levy
     Executive  Vice-President  &
     Chief  Financial  Officer